Exhibit 3.4

THIRD ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

VISTA EXPLORATION CORPORATION

Vista Exploration Corporation, a Colorado corporation (the “Corporation”), pursuant to the provisions of the Colorado Business Corporation Act, hereby amends its Articles of Incorporation, as filed with the Secretary of State on April 9, 1998, and amended on August 13, 2001 and August 21, 2002 (the “Articles of Incorporation”) as follows:

(a)                                  The name of the Corporation is Vista Exploration Corporation.

(b)                                 The Articles of Incorporation are hereby amended by adding Section (f) to Article Fourth the following:

“(f)                              Designation of Preferences and Rights of Series A Convertible Preferred Stock.

1.                                       Designation and Number.  One Million (1,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”).

2.                                       Dividends.  No dividends shall be paid on Series A Preferred Stock unless declared by the Board of Directors in accordance with their statutory authority.

3.                                       Liquidation, Dissolution or Winding Up.

a.                                       Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidating Event”), the holders of then outstanding shares of Series A Preferred Stock shall be entitled to be paid, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of Common Stock, but pro rata with any other outstanding shares of any series of Preferred Stock, unless otherwise specified with respect to a particular series, by reason of their ownership thereof, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $6 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares (“Liquidation Value”).  If upon the occurrence of any Liquidating Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock shall share ratably with other holders of Series A Preferred Stock and any other series of Preferred Stock, unless otherwise specified with respect to a particular series, in any distribution of the assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b.                                      Common Stock.  After payment to the holders of the Series A Preferred Stock of the amount set forth in subsection 3.a. above and payment of liquidating distributions to the holders of any other series of Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of any other class of preferred stock and among the holders of Common Stock then outstanding.

c.                                       Certain Transactions Not Deemed Liquidating Event.  A consolidation or merger of the Corporation with or into another corporation or entity, or sale of all or substantially all of the assets of the Corporation (individually, a “Fundamental Transaction”), shall not be regarded as a Liquidating Event within the meaning of this Section 3, if the Board of Directors of the Corporation authorizes the conversion of the Series A Preferred Stock as set forth in subsection 8, below.

4.                                       No Required Retirement or Sinking Fund.  The shares of Series A Preferred Stock shall not be entitled to the benefits of any purchase, retirement or sinking fund to be applied to the purchase of the shares of Series A Preferred Stock.

5.                                       Voting.  Holders of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.  Except as provided by law or by the provisions establishing any other series of preferred stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

6.                                       Put Rights.  The holders of Series A Preferred Stock shall not have the right to require the Corporation to purchase any of the shares held by such holder.

7.                                       Call Rights.  The Corporation shall not have the right to require the holders of Series A Preferred Stock to sell to the Corporation any of the shares held by such holder.

8.                                       Mandatory Conversion.

a.                                       When Required.  If authorized by the Board of Directors of the Corporation, all shares of Series A Preferred Stock shall convert into shares of Common Stock upon the occurrence of any of the following events:

(i)                                     An underwritten public offering of the Common Stock of the Corporation pursuant to a registration statement under the Securities Act of 1933 with gross proceeds to the Corporation of at least $10 million; or

(ii)                                  A private placement of the Common Stock of the Corporation with gross proceeds to the Corporation of at least $10 million.

b.                                      Mechanics of Conversion.  The holder of shares of Series A Preferred Stock shall be entitled to all rights and privileges granted to holders of Common Stock immediately upon conversion.  Upon receipt of the certificate evidencing the shares of Series A Preferred Stock held by the holder, the Corporation shall reissue to such holder a certificate evidencing the number of shares of Common Stock of the Corporation calculated pursuant to subsection 8.c.

c.                                       Conversion Ratio.  The holder shall receive eight shares of Common Stock for each share of Series A Preferred Stock.

9.                                       Voluntary Conversion.

a.                                       Conversion.  The holder of shares of Series A Preferred Stock may at any time, by written notice (the “Conversion Notice”) to the Corporation, elect to convert any or all of the holder’s shares of Series A Preferred Stock into shares of Common Stock.  The Conversion Notice shall state the number of shares being converted and be accompanied by the stock certificate evidencing such shares, duly executed for transfer to the Corporation.  Within ten (10) business days after receipt of the Conversion Notice, the Corporation shall issue a certificate for the number of shares calculated under subsection 9.b. below, and for any remaining shares of Series A Preferred Stock.

b.                                      Conversion Ratio.  The holder shall receive eight shares of Common Stock for each share of Series A Preferred Stock converted.  No fractional share of Series A Preferred Stock may be converted into Common Stock.

10.                                 Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purposes, including without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation.

11.                                 Preemptive Rights.  At no time shall any holder of shares of Series A Preferred Stock have the preemptive right to purchase any part of any Series A Preferred Stock, Common Stock or other securities which the Corporation may, from time to time, propose to sell and issue.

12.                                 Transfer Restrictions.  The Corporation shall have no obligation to register shares of the Series A Preferred Stock pursuant to the Securities Act of 1933 or any state securities law.  Shares of Series A Preferred Stock may not be offered for sale, sold or otherwise transferred, in the absence of an effective registration statement with respect to such shares, or an exemption from the registration requirements of federal and state securities laws established prior to transfer to the satisfaction of the Corporation through a written opinion of counsel or otherwise.  Each certificate representing a share of Series A Preferred Stock shall bear the following legend:

The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended.  Such shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective registration statement with respect to the shares, or an exemption from the registration requirements of said Act and state securities laws that is then applicable to the shares established prior to transfer to the satisfaction of the Corporation and evidenced in a written opinion of counsel or otherwise.”

(c)                                  These Articles of Amendment to its Articles of Incorporation were adopted on the 21st day of January, 2004.

(d)                                 The Articles of Amendment were duly adopted by the Board of Directors by unanimous written consent pursuant to C.R.S. Sec. 7-106-102(4).

VISTA EXPLORATION CORPORATION

/s/ David C. Owen
David C. Owen
President